                                           --------------------------
                                                  OMB APPROVAL
                                           --------------------------
                                                OMB No. 3235-0145
                                            Expires December 31, 1997
                                            -------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934



                            MERIT HOLDING CORPORATION
                  --------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $2.50 per share
                  --------------------------------------------
                         (Title of Class of Securities)


                                   589964 10 5
                  --------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on the following page(s))



                                Page 1 of 5 Pages

CUSIP No.   589964 10 5                13G               Page 2 of 5 Pages


  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Lloyd M. Smith
-----------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
-----------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION


                    United States of America
-----------------------------------------------------------------------------
                          5        SOLE VOTING POWER
  NUMBER OF

    SHARES                                 360,000
                          ---------------------------------------------------
 BENEFICIALLY             6      SHARED VOTING POWER

   OWNED BY
                                           -0-
     EACH                 ---------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
  REPORTING

    PERSON                                 360,000
                          ---------------------------------------------------
     WITH                 8      SHARED DISPOSITIVE POWER


                                           -0-
                          ---------------------------------------------------

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    360,000
-----------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
-----------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    9.0%
-----------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*


                    IN

-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a).     Name of Issuer.

               Merit Holding Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices.

               5100 LaVista Road, Tucker, Georgia 30085-0049

Item 2(a).     Name of Person Filing.

               Lloyd M. Smith

Item 2(b).     Address of Principal Business Office or, if none, Residence.

               14270 Phillips Circle, Alpharetta, Georgia 30004

Item 2(c).     Citizenship.

               United States of America

Item 2(d).     Title of Class of Securities.

               Common Stock, par value $2.50 per share

Item 2(e).     CUSIP Number.

               589964 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

               N/A

Item 4.        Ownership.

               (a)  Amount Beneficially Owned as of December 31, 1997:

               360,000

               (b) Percent of Class:

               9.0%


                                Page 3 of 5 Pages

               (c)  Number of Shares as to Which Such Person has:

                      (i)    sole power to vote or to direct the vote: 360,000
                      (ii)   shared power to vote to to direct the vote:  -0-
                      (iii) sole power to dispose or to direct the disposition of: 360,000
                      (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.        Ownership of Five Percent or Less of a Class.

               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               N/A

Item 8.        Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certification.

               N/A



                                Page 4 of 5 Pages

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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 12, 1998                   /s/ Lloyd M. Smith
                                             -----------------------------------
                                             Lloyd M. Smith
























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